Exhibit 99.2

TNI BioTech, Inc. Obtains Drug Approval For Sale of Low Dose Naltrexone (LDN) From Government of Malawi

ORLANDO, Fla., May 6, 2014  -- TNI BioTech, Inc. (otcqb:TNIB) ("TNI BioTech"), a biotechnology company focused on the development, marketing and distribution of opioid-related immunotherapies, today announced that effective as of April 16, 2014, it has successfully obtained approval from the Government of Malawi's drug regulatory authority, the Malawi Pharmacy, Medicines and Poisons Board, for the marketing and sale of Low Dose Naltrexone (LDN) in Malawi for the treatment of patients with cancer.

"The Government of Malawi's approval of LDN, to be distributed under the trade name Lodonal™, represents a monumental and historical achievement for TNI BioTech and was not possible without the support of the medical community in Malawi, which by this step and our collective ongoing work recognizes the importance of the treatment of cancer. TNI BioTech is grateful to the many people whose tireless efforts have made this day possible. This is an important milestone as we seek approval for sale of LDN in additional emerging nations and hope to bring our drug therapies to those in need worldwide," said Noreen Griffin, Chief Executive Officer of TNI BioTech.

Dr. Ndiouga Dieng, Vice President, African Affairs for TNI BioTech, said, "The approval of LDN by the Malawi Pharmacy, Medicines and Poisons Board will allow TNI BioTech to deliver on its commitment to sustainable healthcare to Africa. This significant achievement would not be possible without the vision of President Joyce Banda of Malawi and the dedication of Doctor Leo Masamba, Clinical Oncologist of Queen Elizabeth Hospital." TNI BioTech expects to begin delivery of Lodonal™ to Malawi within two weeks. The product license enables TNI BioTech to market Lodonal™ in Malawi until June 30, 2015, and is subject to annual renewal thereafter.

Dr. Joseph Fortunak, Vice President, Drug Development and Quality Control at TNI BioTech said, "We are thrilled to be part of the effort to make this medicine available in Malawi and look forward to bringing LDN to other nations in Africa in the coming months."

"The approval of LDN by the Malawi Pharmacy, Medicines and Poisons Board offers hope especially to millions of women and girls in Malawi of a bright future in their effective management of HIV and AIDS, cervical, breast and other cancers, the deadly plagues that inhibit social and economic development and women's progress in Malawi. I commend TNI BioTech for leading the way in developing affordable, innovative immunotherapies such as LDN for combating diseases and improving health in Africa," stated His Excellency Steve Matenje, Malawi Ambassador to the United States of America.

The Malawi Pharmacy, Medicines and Poisons Board is a Malawi government agency under the Federal Ministry of Health that is responsible for regulating and controlling the manufacture, importation, exportation, advertisement, distribution, sale and use of food, drugs, cosmetics, medical devices, chemicals and packaged water.

About TNI BioTech, Inc.

TNI BioTech, Inc. is a biopharmaceutical company involved in manufacturing, distribution, and marketing of our rights to our immunotherapy. Our products and immunotherapy technologies are designed to harness the power of the immune system in fighting chronic and life threatening diseases. Our goal is to provide affordable sustainable health care in emerging nations where little or no treatments exist for many of these diseases.

TNI BioTech's therapies have been shown in clinical trials to stimulate the immune system in patients with cancer, autoimmune diseases such as rheumatoid arthritis and multiple sclerosis, fibromyalgia, melanoma, prostate cancer, cervical cancer, and inflammatory bowel disease.  The therapies may be used as an adjunct in cancer patients undergoing chemotherapy, radiation treatments or surgery and in combination with antibiotics or retroviral drug therapy in the treatment of a variety of infectious diseases, including the treatment of patients with HIV/AIDS.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS: This press release includes various "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which represent the Company's expectations or beliefs concerning future events. Statements containing expressions such as "plan," "project," "potential," "seek," "may," "will," "expect," "believe," "anticipate," "intend," "could," "estimate" or "continue" used in the Company's press releases and in Disclosure Statements and Reports filed with the Over The Counter Markets through the OTC Disclosure and News Service are intended to identify forward-looking statements. All forward-looking statements involve risks and uncertainties. Although TNI BioTech believes its expectations are based upon reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurances that actual results will not differ materially from expected results. TNI BioTech cautions that these and similar statements included in this press release are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date thereof. TNI BioTech undertakes no obligation to publicly release any revisions to such forward-looking statements to reflect events or circumstances after the date hereof, except as required by applicable law.

Supplemental Materials and Website
Supplemental information on this transaction may be found at www.tnibiotech.com/investor-relations. This press release has also been furnished to the SEC in a current report on Form 8-K.
TNI BioTech routinely posts important information online on its website,www.tnibiotech.com /investor-relations. TNI BioTech uses this website, press releases, SEC filings, and webcasts to disclose material, non-public information in accordance with Regulation FD. TNI BioTech encourages members of the investment community to monitor these distribution channels for material disclosures. Any information accessed through TNI BioTech's website is not incorporated by reference into, and is not a part of, this document.

Media Contact
Dennis S. Dobson
Dobson Media Group
203-258-0159
dennisdobsonjr@dobsonmediagroup.com